EXHIBIT 99.1

Contact:
Jonathan Brust
Glowpoint, Inc.
312-235-3888 x 2052
jbrust@glowpoint.com
www.glowpoint.com

Glowpoint Eliminates Remaining Debt; Raises Additional Equity Capital

Announces Realignment of the Management Team

HILLSIDE, N.J. – March 19, 2009 – Glowpoint, Inc. (OTC:GLOW.OB), a leading provider of advanced video communications solutions, today announced the completion of a series of transactions designed to support and advance the Company’s stated goals of driving revenue growth and achieving positive operating cash flow. Following this transaction, the Company boasts a solid balance sheet, a clean capital structure, and a realigned senior leadership team focused on capitalizing on the many opportunities for growth and building on its industry leadership position. In addition to the transaction, the Company has announced the resignation of CEO Michael Brandofino. The highlights of this transaction and the changes in management include:

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Additional Equity Capital: The Company raised additional equity capital with gross proceeds of approximately $1.8 million by selling shares of its newly-created Series A-1 Convertible Preferred Stock at an effective price per share of $0.40 and Series A-3 Warrants with an exercise price of $0.40 per share. The Series A-1 Convertible Preferred Stock is identical in all material respects to the Series A Convertible Preferred Stock first issued by the Company in November 2008. All outstanding shares of the Company’s Series A Preferred were exchanged on a 1-for-1 basis for shares of Series A-1 Preferred in connection with the closing. The effective price of $0.40 per common share represents approximately a 40% premium over the 10-day volume weighted average price of the Company’s common stock prior to closing. Dividends on the Series A-1 Preferred, which cannot begin accruing until November 2009, shall be payable quarterly in cash or kind at the option of the Company until September 2010, and quarterly in cash or kind at the option of the holder thereafter.

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Eliminated All Outstanding Debt: The Company exchanged or paid off all of its outstanding senior secured convertible notes in connection with the financing – exchanging approximately $1.1 million of such indebtedness for shares of its Series A-1 Convertible Preferred Stock and Series A-3 Warrants and prepaying the remaining indebtedness of approximately $0.72 million in a negotiated transaction funded by the equity raise.

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Simplified Capital Structure: As of the Closing, the Company’s capital structure consisted of common stock, one series of convertible preferred stock, warrants and options.

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Realigned Management Team: Concurrent with the above, Michael Brandofino voluntarily resigned as Chief Executive Officer and a member of the Board of Directors.  Additionally, Aziz Ahmad and Richard Reiss also voluntarily resigned from the Board.  Following these changes, Joe Laezza, Glowpoint’s President and Chief Operating Officer, and David Robinson, its Executive Vice President, were named the Company’s Co-Chief Executive Officers and members of the Board. The new appointments reflect the Company’s execution strategy focused on global distribution and cost effective delivery of service, all in support of its ongoing commitment to achieve profitability.

“My decision to leave was obviously a difficult one to make, but I have proven over the years that I will always do what’s best for the Company and our investors,” Mr. Brandofino stated. “I wish the remaining management team the best of luck and have confidence they will continue to drive the Glowpoint vision and positive growth trends that have been realized over the last couple of years.”

Mr. Robinson stated, “The Company is committed to achieving and maintaining positive operating income and increasing shareholder value by focusing on execution, cost reductions and superior customer service. Joe and I are both very enthusiastic about the opportunity in front of Glowpoint and look forward to working together to solidify and expand its position as an industry leader with unmatched service and technological capabilities.” Joe Laezza added, “David and I are grateful to Mike Brandofino for his years of service and important contributions to the Company and wish him the best in his future endeavors.”

The Series A-1 Convertible Preferred Stock and warrants were issued to institutional investors and certain company insiders, each of whom is an accredited investor, in reliance upon exemptions from registration pursuant to Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder. Pursuant to the terms of the financing, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock underlying the Series A-3 warrants.

For additional information, please refer to the Company's Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

About Glowpoint

Glowpoint, Inc. (OTC BB: GLOW.OB) is a leading provider of advanced video communications solutions.  Glowpoint’s suite of advanced and robust telepresence and video communications solutions enable organizations to communicate with each other over disparate networks and technology platforms. Glowpoint supports thousands of video communications system in over 35 countries with its 24/7 video management services, powering major broadcasters, Fortune 500 companies, as well as global carriers and video equipment manufacturers and their customers around the world. To learn more, visit www.glowpoint.com.